Exhibit 10.1

SECOND AMENDMENT

TO THE

FORTUNE BRANDS, INC. SUPPLEMENTAL PLAN

(As Amended and Restated Effective January 1, 2008)

The captioned plan (the “Plan”) is amended to add the following Section 4A after current Section 4, effective as of October 1, 2010:

“Section 4A. Supplemental Matching Benefits

(a)	An Executive Participant hired after January 1, 2008 or with less than 15 years of Service shall receive a supplemental matching contribution award under this Plan equal to 0% of the first 3% of covered compensation that the employee elects to contribute to the Profit-Sharing Plan, and 50% of the next 1% of such employee contributions made under the Profit-Sharing Plan.

(b)	The matching contribution awards made under this Plan shall be made on the same day(s) as the Company matching contributions under the Profit-Sharing Plan is made and shall be deemed to be thereafter invested in the same manner as described under Section 4(b) above The amount of an Executive Participant’s supplemental matching contribution benefits under this Plan shall be the aggregate amount of such awards together with any deemed investment gain thereon and less any deemed investment loss.

(c)	Supplemental matching contribution awards and deemed investment gain and deemed investment loss thereon shall be fully vested and nonforfeitable.

(d)	Supplemental matching contribution benefits under this Plan shall be paid in the same manner as described under Section 4(d).

(e)	A Highly Compensated Employee may designate a beneficiary to receive the unpaid portion of his supplemental matching benefits in the event of his death, in the same manner as described in Section 4(e) above.”